Exhibit 4.1

OMI Corporation
One Station Place
Stamford, Connecticut 06901

April 17, 2007

American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
Attention: General Counsel

Re:      Amendment No. 1 to Rights Agreement

Dear Sir/Madam:

           Pursuant to Section 26 of the Rights Agreement, dated as of November 19, 1998, as assumed and amended (the "Rights Agreement"), between OMI Corporation (the "Company") and American Stock Transfer & Trust Company (the "Rights Agent"), the Company, by action duly taken by its Board of Directors, hereby amends the Rights Agreement as follows (this "Amendment") and directs the Rights Agent to execute this Amendment:

          1.           Section 1 of the Rights Agreement is hereby amended by adding the following new Section 1(x) immediately following Section 1(w):

"(x) "Transaction Agreement" means the Transaction Agreement, dated April 17, 2007, as it may be amended or supplemented from time to time, among Teekay Shipping Corporation, a corporation organized under the laws of The Republic of the Marshall Islands ("Teekay"), A/S Dampskibsselskabet Torm, a Danish company ("Torm," and together with Teekay, collectively, "Parent"), Omaha, Inc., a corporation organized under the laws of The Republic of the Marshall Islands and a wholly owned subsidiary of Parent ("Acquisition Sub"), and the Company."

          2.           Section 1 of the Rights Agreement is hereby further amended by adding the following new paragraph at the end of that Section:

"Notwithstanding anything in this Agreement to the contrary, none of Parent, Acquisition Sub, any of their Affiliates or Associates or any of their permitted assignees or transferees shall be deemed an Acquiring Person, none of a Distribution Date, a Stock Acquisition Date, or a Triggering Event shall be deemed to occur or to have occurred, and the Rights will not become separable, distributable, unredeemable, triggered or exercisable, in each such case, by reason or as a result of (i) the approval, execution, or delivery of the Transaction

Agreement, (ii) the commencement or consummation of the Offer (as defined in the Transaction Agreement), (iii) the consummation of the Merger (as defined in the Transaction Agreement), (iv) the consummation of the other Transactions (as defined in the Transaction Agreement), or (v) the announcement of any of the foregoing."

          3.           Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

"(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase set forth on the reverse side thereof and the certificate contained therein duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price (except as provided in Section 11(q)) with respect to the surrendered Rights for the total number of the Preferred Stock Fractions (or Common Stock, other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the time immediately prior to the Effective Time (as defined in the Transaction Agreement), but only if the Effective Time shall occur, (ii) the Close of Business on November 19, 2008 (the "Final Expiration Date"), or (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the earliest of (i), (ii) or (iii) being referred to herein as the "Expiration Date").

          4.           The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.

          5.           Capitalized terms used without other definition in this Amendment shall be used as defined in the Rights Agreement.

          6.           This Amendment shall be deemed to be a contract made under the laws of the state of New York and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and to be performed entirely within such State.

          7.           This Amendment shall be effective as of, and immediately prior to, the execution and delivery of the Transaction Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

          8.           Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

          9.           The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that (a) he or she is an "appropriate officer of the Company" as such term is used in Section 26 of the Rights Agreement, and (b) this Amendment is in compliance with the terms of Section 26 of the Rights Agreement.

          10.         This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Very truly yours,

OMI CORPORATION

By:	/S/ FREDRIC S. LONDON
Name: Fredric S. London
Title: Senior Vice President

Accepted and agreed to as of the
effective time specified above:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/S/ HERBERT J. LEMMER
Name: Herbert J. Lemmer
Title: Vice President